As filed with the Securities and Exchange Commission on June 16, 1997
                                                  Registration No. 333-28819

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                      ----------------------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       ----------------------------------

                               Wave Systems Corp.
             (Exact name of registrant as specified in its charter)


                    Delaware                      13-3477246
         (State or other jurisdiction of       (I.R.S. Employer
          incorporation or organization)      Identification No.)

                               480 Pleasant Street
                            Lee, Massachusetts 01238
                                 (413) 243-1600
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Steven Sprague
                      President and Chief Operating Officer
                               Wave Systems Corp.
                               480 Pleasant Street
                            Lee, Massachusetts 01238

                                 (212) 755-3282

                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                    Copy to:
                            Jeffrey N. Ostrager, Esq.
                      Curtis, Mallet-Prevost, Colt & Mosle
                                 101 Park Avenue
                          New York, New York 10178-0061
                                 (212) 696-6000
                       ----------------------------------

     Approximate date of commencement of proposed sale to public: At such time or times after the Registration Statement becomes effective as the Selling Holders may determine.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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PROSPECTUS

                                2,677,500 Shares

                               Wave Systems Corp.

                              Class A Common Stock


     This Prospectus relates to 2,677,500 shares of the Class A Common Stock, par value $.01 per share (the "Class A Common Stock") of Wave Systems Corp. (the "Company" or "Wave") to be offered and sold from time to time by certain stockholders of the Company (the "Selling Security Holders"). The Company will not receive any proceeds from the sale of the shares offered hereby. The Company's Class A Common Stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the Symbol: "WAVX." The last reported sales price of the Company's Class A Common Stock on the Nasdaq National Market on June 13, 1997 was 1.375 per share.

     The shares of Class A Common Stock offered hereby by the Selling Security Holders consist of (i) up to 2,520,000 shares issuable upon conversion of 80,000 shares of the Company's Series D Convertible Preferred Stock, par value $.01 per share (the "Series D Preferred Stock") and as dividends on the Series D Preferred Stock, (ii) 120,000 shares issuable upon the exercise of warrants issued in connection with the placement of the Series D Preferred Stock (the "Placement Warrants"), and (iii) 37,500 shares issuable upon the exercise of warrant (the "Series C Placement Warrants") issued in connection with the placement of the Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"). The Series D Preferred Stock was sold on May 30, 1997 for an aggregate purchase price of $1,600,000 in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement of which this Prospectus is a part has been filed with the Securities and Exchange Commission (the "Commission") pursuant to a Registration Rights Agreement, dated as of May 30, 1997 (the "Registration Agreement") between the Company and the purchaser of the Series D Preferred Stock. The Series C Preferred Stock was sold on December 27, 1996 for an aggregate purchase price of $3,000,000 in a transaction exempt from the registration requirements of the Securities Act. A registration statement for the Series C Preferred Stock was filed with the Commission on January 17, 1997, and was amended on March 7, 1997 and March 21, 1997.


     The Series D Preferred Stock is convertible into shares of Class A Common Stock upon the earlier of (i) July 29, 1997 and (ii) the effective date of the Registration Statement of which this Prospectus is a part. The conversion price for the Series D Preferred Stock is the lower of (i) $1.35 per share and (ii) 80% of the average closing bid price on the Nasdaq National Market of the Class A Common Stock for the five (5) trading days immediately preceding the date of conversion subject to adjustment under certain circumstances. Holders of the Series D Preferred Stock are entitled to receive quarterly dividends at a rate of 6% per annum, payable in cash or, subject to certain conditions, shares of Class A Common Stock. Pursuant to the terms of the Registration Agreement, the Registration Statement of which this Prospectus is a part registers 2,520,000 shares of Class A Common Stock with respect to shares issuable upon conversion of the Series D Preferred Stock and as dividends on the Series D Preferred Stock. The number of shares of Class A Common Stock issuable in relation to the Series D Preferred Stock will depend on the conversion price which, in turn, will depend on the average closing bid price of the Class A Common Stock for the five (5) trading days prior to the date of conversion, as well as the number of shares issuable as dividends on the Series D Preferred Stock. Pursuant to the terms of the Series D Preferred Stock, the minimum number of shares issuable upon conversion (without taking into account shares issuable as dividends) would be 1,185,185 shares, assuming a conversion price of $1.35 per share. The actual number of shares issuable upon conversion of the Series D Preferred Stock and available for resale under this Prospectus could be materially greater based upon the market price of the Class A Common Stock at the time or times of conversion.


     The Placement Warrants have an exercise price of $1.62 per share, and expire on May 30, 2002. The shares issuable upon exercise of the Placement Warrants are included in this Prospectus pursuant to the terms of the Registration Agreement. The Series C Placement Warrants have an exercise price of $2.54 per share, and expires on December 27, 1999. The shares issuable upon exercise of the Series C Placement Warrant are included in this Prospectus pursuant to a Registration Rights Agreement, dated as of December 27, 1996, between the Company and the purchaser of the Series C Preferred Stock.


     The shares of Class A Common Stock offered hereby may be offered for resale by the Selling Security Holders (or their donees) from time to time in transactions for their own account (which may include block transactions) on any national securities exchange or quotation service on which the Class A Common Stock may be listed at the time of sale, in the over-the-counter market, in negotiated transactions, through the writing of options on the shares, or a combination of such methods of sale, at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions by selling the shares of Class A Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

     The Company has two classes of outstanding common stock. Class A Common Stock, which is offered hereby, has one vote per share. Class B Common Stock also has one vote per share, except that Class B Common Stock will have five votes per share in cases where one or more directors are nominated for election by persons other than the Company's Board of Directors and where there is a vote on any merger, consolidation or other similar transaction which is not recommended by the Company's Board of Directors. In addition, the Class B Common Stock will have five votes per share on all matters submitted to a vote of the stockholders in the event that any person or group of persons acquires beneficial ownership of 20% or more of the outstanding voting securities of the Company. Both classes vote together as a single class on all matters, except where class voting is required by the Delaware General Corporation Law.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                          ----------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ----------------------------





                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web (the "Web") that contains reports, proxy and information statements and other information regarding registrants (including Wave) that file electronically with the Commission. The address of this site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits thereto, called the "Registration Statement") under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits filed or incorporated as a part thereof, which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any documents referred to are not necessarily complete, and, in each such instance, are qualified in all respects by reference to the applicable documents filed with the Commission.

EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THIS REGISTRATION STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE U.S. SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES THAT MAY CAUSE THE COMPANY'S ACTUAL RESULTS OR OUTCOMES TO BE MATERIALLY DIFFERENT FROM THOSE ANTICIPATED AND DISCUSSED HEREIN. FURTHER, THE COMPANY OPERATES IN AN INDUSTRY SECTOR WHERE SECURITIES VALUES MAY BE VOLATILE AND MAY BE INFLUENCED BY REGULATORY AND OTHER FACTORS BEYOND THE COMPANY'S CONTROL. IMPORTANT FACTORS THAT THE COMPANY BELIEVES MIGHT CAUSE SUCH DIFFERENCES ARE DISCUSSED IN THE CAUTIONARY STATEMENTS ACCOMPANYING THE FORWARD-LOOKING STATEMENTS AND IN THE RISK FACTORS CONTAINED IN THIS PROSPECTUS AND IN THE RISK FACTORS DETAILED IN THE COMPANY'S OTHER FILINGS WITH THE COMMISSION DURING THE PAST 12 MONTHS. IN ASSESSING FORWARD-LOOKING STATEMENTS CONTAINED HEREIN, READERS ARE URGED TO READ CAREFULLY ALL RISK FACTORS AND CAUTIONARY STATEMENTS CONTAINED IN THIS PROSPECTUS AND IN THOSE OTHER FILINGS WITH THE COMMISSION.





                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 0-24752) pursuant to the Exchange Act are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K, and amendments thereto, for the fiscal year ended December 31, 1996.
     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.
     3. The Company's Current Report on Form 8-K filed on June 3, 1997.
     4. The description of the Class A Common Stock contained in the Company's Registration Statement on Form 8-A.

     In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15 of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of securities hereunder shall be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to James Stokes Hatch, Wave Systems Corp., 480 Pleasant Street, Lee, Massachusetts 01238, telephone number: (413) 243-1600.

     No person is authorized in connection with any offering made hereby to give any information or to make any representation other than as contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, any Selling Security Holder or any underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance imply that there has been no change in the affairs of the Company since the date hereof.



                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the financial information and statements incorporated by reference in this Prospectus. Prospective investors should carefully consider the factors set forth under the caption "Risk Factors." Capitalized terms not defined in this Summary have the meanings given them elsewhere in this Prospectus.


                                   The Company

     Wave Systems Corp. ("Wave" or the "Company") is in transition from a company focused principally on research and development of new technology to a company focused on the commercialization of its technology through licensing and product sales. Since its inception in February of 1988, the Company has devoted substantially all of its efforts and resources to research, feasibility studies, design, development, and market testing of a system that meters the usage of electronic content (the "Wave System"). Electronic content refers to any data, graphic, software, video or audio sequence that can be digitally transmitted. Concurrent with its research and development activities, the Company has devoted increased resources to market research, market development and other related activities.

     The Company believes that the market for electronic content is unnecessarily burdened by inflexible pricing, insecure delivery systems, and limited information on content usage. For electronic content delivered by subscription, the customer is generally required to pay up front for access to all of the content, although actual usage may be for only a small portion of the content. Distribution systems currently in use that permit consumers to purchase electronic content on a pay-per-use basis are inefficient, not secure, and costly. In the case of "on-line" delivery systems, the customer's price for electronic content generally reflects the operating costs of the on-line distribution system and also includes on-line "connect time." Existing distribution systems provide limited data pertaining to usage patterns.

     The Company believes that the Wave System can fundamentally change how electronic content is consumed by providing more efficient and flexible pricing, greater protection against unauthorized usage, and secure, low-cost, and accurate data on the usage of the electronic content. The currently operational Wave System enables the merchandising of electronic content at the point of purchase, increasing the probability that consumers will sample and consume the electronic content that they want. The Wave System accurately and securely records information pertaining to the usage of the electronic content. This facilitates the payment of royalties to content owners and the customized distribution of content to customers. The Company is currently attempting to incorporate persistent encryption technology for executable electronic content into the Wave System. This would permit consumers to rent or rent-to-own executable electronic content through the Wave System. There can be no assurance that persistent software encryption technology will be successfully incorporated into the Wave System.

     The Wave System consists of many uniquely identified distributed processors (the "WaveMeter"). These devices decrypt content on demand from end users. The WaveMeter is a proprietary application-specific integrated circuit, mounted on a printed circuit board, or used as an add-in device in a stand-alone PC. The WaveMeter allows transactions to occur without the expense of a real-time network connection for every transaction. The WaveMeter securely stores electronic funds and information about the usage of electronic content (who, what, when, where, how much) to be securely transmitted to a central transaction processing center ("WaveNet"). WaveNet manages encryption and decryption keys, processes credit and usage charges, automatically obtains credit authorization, calculates royalty distributions, and can provide user and usage data to electronic content owners. The Wave System is compatible with existing electronic content delivery systems such as CD-ROM and the Internet.

     The Company has made the Wave System compatible with the distribution of electronic content on the Internet. In 1996 the Company developed a production software version of the WaveMeter that offers a subset of the features of the hardware version of the WaveMeter and has been implemented as part of the Company's Internet commerce server (the "WaveMeter server"). The WaveMeter server supports a publishing service called WINPublish and a purchasing function called WINPurchase. Through WINPublish, an electronic content owner can sell encrypted content from its site on the Web to purchasers using the WINPurchase function.

     The Company's strategy is to achieve broad market acceptance of the Wave System as a standard platform for commerce in electronic content. To achieve this goal the Company pursues strategic relationships with hardware manufacturers and companies involved in electronic content commerce, and promotes the use of the Wave System by electronic content owners, particularly among developers and distributors of entertainment and educational software. The compatibility with the Web provides the foundation for the broad acceptance of the Wave System. The Company views the acceptance by developers, distributors and consumers of entertainment and educational software as an important factor in the development of a broad installed base of WaveMeters. The Company further believes that once there is a broad installed base of WaveMeters, electronic content owners from other market segments are likely to be attracted to the Wave System.

     The Company was incorporated in Delaware under the name Indata Corp. on August 12, 1988. The Company changed its name to Cryptologics International, Inc. on December 4, 1989. The Company further changed its name to Wave Systems Corp. on January 22, 1993. The Company's principal executive offices are located at 480 Pleasant Street, Lee, Massachusetts 01238 and the telephone number of the Company is (413) 243-1600.

     The Company is a development stage company and has realized minimal operating revenues since its inception. At March 31, 1997, the Company had an accumulated deficit of approximately $34 million. There can be no assurance that the Company will be successful in achieving commercial acceptance of the Wave System.




                                  RISK FACTORS

     An investment in the Class A Common Stock involves the following risks, which, together with other matters set forth in this Prospectus, should be carefully considered by investors prior to any purchase of the Class A Common Stock.


Minimal Revenues; Going Concern Reports

     The Company has only recognized minimal revenues to date, has incurred significant losses and has substantial negative cash flow since its inception. At March 31, 1997, the Company had an accumulated deficit of $34,004,929. The Company's independent auditors have included an explanatory paragraph in their report on the Company's consolidated financial statements as of December 31, 1996 and 1995, and for each of the years in the three year period ended December 31, 1996, and for the period from February 12, 1988 (inception) to December 31, 1996 which paragraph expresses substantial doubt about the Company's ability to continue as a going concern.


Development Stage Company; Need for Acceptance of the Company's Technology

     The Company is a development stage company and is subject to all of the risks inherent in the establishment of a new business enterprise. To address these risks, the Company must, among other things, establish technical feasibility and complete development of its technology, respond to competitive developments, continue to attract, retain and motivate qualified personnel, and successfully market its technology.

     The Company's licensed technology is incorporated into the WaveMeter which has the capability to retrieve encrypted electronic data and record each usage. The Company is in the early stages of product introduction. Transaction processing of all transactions recorded by the WaveMeter will be conducted by WaveNet. There can be no assurance that WaveNet will be able to successfully process all of its transactions.

     The Company will depend upon a number of strategic partners to adapt their technology to the Wave System and market the Wave System to consumers of electronic content. The Company must therefore be successful in achieving acceptance of its technology by its strategic partners. Even if the Company's technology is accepted by its strategic partners, the ultimate success of the Wave System will depend upon its acceptance by consumers of electronic content. There can be no assurance that the Wave System will be accepted by consumers or that, if accepted, it will be accepted at a sufficient level to ensure continued acceptance of the Wave System.

     There are a number of commercial and technological objectives that the Company must meet in order for the Company's systems to achieve commercial feasibility. These include, without limitation, formalizing strategic relationships with hardware producers to include the WaveMeter in their product lines, to build a sufficient base of WaveMeters to achieve average revenue per home sufficient to maintain operations and to attract content owners to the Wave System. The Company is currently attempting to incorporate persistent encryption technology for executable electronic content into the Wave System. This would permit consumers to rent or rent-to-own executable electronic content through the Wave System. There can be no assurance that the Company will be successful in achieving any or all of these objectives.


Future Capital Needs; Uncertainty of Additional Funding

     The Company anticipates that its existing capital resources, including the net proceeds from the sale of the Series D Preferred Stock, will be adequate to satisfy its capital requirements into August 1997. The Company's long-term capital requirements will depend on many factors, including, but not limited to, the rate at which the Company's strategic partners incorporate the Wave System into their products, the market acceptance of such products, the levels of promotion and advertising required to launch such products and attain a competitive position in the marketplace, the extent to which the Company invests in technology, and the response of competitors to the products based on the Company's technology. In order to continue operations, the Company will need to raise additional funds through public or private financings. Except for a commitment, subject to certain contingencies, from the purchaser of the Series D Preferred Stock to purchase an additional $1,400,000 worth of the Company's shares, the Company does not have any other current commitment to obtain additional funds and is unable to state the amount or potential source of such additional funds. If additional funds are raised through the issuance of equity securities, the percentage ownership of then current stockholders of the Company will be reduced and such equity securities may have rights, preferences or privileges senior to those of the holders of the Company's Class A Common Stock. No assurance can be given that additional financing will be available or that, if available, it will be available on terms favorable to the Company or its stockholders. If adequate funds are not available to satisfy either short- or long-term capital requirements, the Company may be required to curtail its operations significantly or to obtain funds through arrangements with strategic partners or others that may require the Company to relinquish material rights to certain of its technologies or potential markets.


Risk of Losing Nasdaq National Market Listing

     On May 21, 1997, the Company received a notice from Nasdaq that the Company no longer met the requirements for continued listing on the Nasdaq National Market and that as a result the Company's eligibility to be listed on the Nasdaq National Market is under review. Such notice was precipitated by the disclosure in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 that the Company had negative net tangible assets of $1,821,000. To be listed on the Nasdaq National Market, the Company is required, among other things, to maintain net tangible assets at or above $4,000,000. The Company was required to submit to Nasdaq a definitive plan to meet all Nasdaq National Market listing requirements. The Company submitted a plan which included the Company's intention to raise funds through the sale of the Series D Preferred Stock. The Company informed Nasdaq that it had successfully raised approximately $1,450,000 net of expenses through the sale of the Series D Preferred Stock on May 30, 1997 and that it has further commitments, subject to certain contingencies, to raise an additional $1,400,000 before expenses. Wave has also informed Nasdaq of pending negotiations regarding significant licensing agreements and strategic partnerships. The Company is currently waiting for further correspondence from Nasdaq.

     The Company has continued to incur losses, however, and there can be no assurance that the Company will continue to meet the net tangible asset, capital and surplus, or other listing requirements of the Nasdaq National Market in the future. Should the Company fail to meet such listing standards, it may be delisted from the Nasdaq National Market. This would likely have a material and adverse effect on the market price of the Company's Class A Common Stock and on the Company's ability to raise additional capital.


Rapid Technological Change; New Product Introductions

     The market for the Company's technology is characterized by rapidly changing technology and frequent new product introductions. Even if the Company's technology gains initial market acceptance, the Company's success will depend, among other things, upon its ability to enhance its product offerings and to develop and introduce new products and services that keep pace with technological developments, respond to evolving customer requirements and achieve market acceptance. There can be no assurance that the Company will be able to identify, develop, manufacture, market or support new products or deploy new services successfully, that such new products or services will gain market acceptance, or that the Company will be able to respond effectively to technological changes or product announcements by competitors. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements or any significant delays in product development or introductions could result in a loss of market share or revenues.


Dependence on CD-ROM, Internet and Broadband Markets

     Although the Company believes that its system is adaptable to all significant present modes for the delivery of electronic content, the Company believes that its technology is particularly well-suited for the CD-ROM, Internet and broadband markets and that growth in the CD-ROM, Internet and broadband markets will facilitate and enhance the acceptance of the Company's technology. There can be no assurance that the CD-ROM, Internet and broadband markets will continue to grow or that the CD-ROM, Internet and broadband technologies will not be replaced by other information and software distribution and access technologies.


Competition

     The Company operates in a highly competitive and fragmented environment that is characterized by rapidly evolving technology. Many of the Company's competitors and potential competitors have substantially greater financial and technical resources than the Company. Also, many current and potential competitors have greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share or product acceptance to the Company's detriment. The Wave System competes with conventional information delivery systems, such as on-line services, subscription services on CD-ROM, and services on the Internet. However, the Company believes that its metering capability is competitive with other electronic content delivery systems in a number of applications due to its superior protection against unauthorized usage, accurate and detailed information on content usage, and transparent operation. Further, provided that the Company is successful in incorporating the rental and rent-to-own functionality into the Wave System, the Company believes that it will be competitive with existing distribution systems, including traditional retail outlets for entertainment and educational software, due to its ability to offer these innovative merchandising mechanisms.

     The Company is aware of other metering systems which compete directly with Wave, and other current and evolving technologies that provide some of the functionality of the Wave System. There are other companies that have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products in the field of electronic content distribution. Some of those technologies may have an entirely different approach or means of accomplishing the desired effects of the products being developed by the Company. There can be no assurance that either existing or new competitors will not develop products that are superior to or that otherwise achieve greater market acceptance than the Company's products.

     The Wave System is subject to competition from producers of hardware-based controllers such as dongles and software unlocking systems. The Company will compete with well-established producers of dongle-based software unlocking systems such as Rainbow Technologies, Inc. The Company also competes with developers of software unlocking systems such as Portland Software. The Company believes that the Wave System is superior to existing hardware-based and software unlocking systems in several ways. These systems control the use of electronic content but are very limited in their ability to measure and record usage information. The Company believes that the Wave System offers superior protection from unauthorized usage, low operating costs (because it does not require constant communication with and authorization from a centralized processor), and fast operation that is convenient and essentially transparent to the end user. Both hardware controllers and software unlocking systems offer only part of the functionality of the Wave System. Distinct from the existing software unlocking systems, WaveNet provides centralized back-office support to owners of electronic content.

     Many  large   information   industry  players  are  forming  alliances  and
attempting to capitalize on the information delivery options offered by the Internet. In electronic content delivery via the Internet, the Wave System competes with electronic commerce payment technologies developed and offered by IBM infoMarket(R) Service, Broadvision Inc., Connect, Inc., CyberCash, Inc., DigiCash and Open Market, Inc. However, the Company believes that many of the electronic commerce payment technologies may be used as acceptable currency through the Wave System and may be complementary to, rather than competitive with, the Wave System. The Company is also aware of other companies, such as TestDrive Corporation, Release Software Corporation and IBM Cryptolopes(r), that provide electronic content encryption functionality for transmission of electronic content over the Internet. The Company believes that the Wave System is superior to currently available electronic content encryption technologies due to the high level of security and usage reporting capabilities of the WaveMeter.

     The Company believes that the interoperability of the Wave System with currently available and developing distribution media makes the Wave System attractive to both distributors and consumers of electronic content. A consumer with an installed WaveMeter will be able to purchase Wave-enabled content from sources on CD-ROM and/or the Internet, as well as from sources distributing electronic content on other developing media such as broadband. In addition, with the incorporation of the rental and rent-to-own functionality, the Wave System will offer greater merchandising flexibility than is possible using currently available electronic commerce solutions. There can be no assurance that the Wave System will achieve the broad-based acceptance necessary to make the system a viable competitor with currently existing and developing electronic commerce solutions.


Dependence on Strategic Partners

     The Company is dependent on strategic partners in the development of a sufficient installed base of WaveMeters to attract content providers to the Wave System. The Company is dependent on semiconductor companies to manufacture functioning WaveMeters in sufficient numbers and at a low enough cost to enable the Company to convince hardware manufacturers to incorporate the WaveMeters into hardware they manufacture or retrofit. The Company is dependent on hardware manufacturers to incorporate WaveMeters into hardware they manufacture or retrofit. The Company is dependent on electronic content owners to modify their products to be used with the WaveMeters and to charge for their products on a per-use basis. Such companies may choose not to utilize the Company's technology and could develop or market products or technologies that compete directly with the Company. Moreover, there can be no assurance that these third parties will commit the resources necessary to the successful commercialization of the Company's technology. The Company expects that these strategic partners will develop their products on schedule. However, any delay would have a material adverse impact on the ability of the Company to introduce and achieve commercialization of its systems. The Company has not concluded definitive agreements with many of its strategic partners, and there can be no assurance that the Company will be successful in entering into definitive agreements or that the terms of such agreements will be satisfactory to the Company. Most of these agreements will provide for the sharing by the Company of its revenues with its strategic partners.


Dependence on Key Personnel

     The Company believes that its future success will be dependent upon the continued service of its key technical and management personnel and on its ability to attract and retain highly skilled technical, management, sales and marketing personnel. The Company is particularly dependent on the skills and contributions of several key individuals, including Peter J. Sprague and Steven Sprague, each of whom may voluntarily terminate employment with the Company at any time and whose departure would have a material adverse effect on the Company's business. The Company does not have "key person" life insurance policies on any of its employees. The industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. There can be no assurance that the Company's current employees will continue to work for the Company or that the Company will be able to obtain the services of additional personnel necessary for the Company's growth.


Proprietary Rights and Licenses and Intellectual Property

     The Company's success depends, in part, on its ability to enjoy or obtain protection for its products and technologies under United States and foreign patent laws, copyright laws and other intellectual property laws, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. There can be no assurance that any issued patent owned or licensed by the Company affords adequate protection to the Company or will not be challenged, invalidated, infringed or circumvented. Furthermore, there can be no assurance that the Company's activities will not infringe patents owned by others.

     In addition, the Company may be required to obtain licenses to patents or other proprietary rights of third parties. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company is required to and does not obtain such licenses it would be prevented from, or encounter delays in the development and marketing of, its products and technologies while it attempted to design around such patents or other rights and there can be no assurance that such attempts would be successful. Failure to obtain such licenses or to design around such patents or other rights would have a material adverse effect on the Company.

     The Company holds non-exclusive patent rights relating to the metered use of encrypted data in local memory under a limited license (the "License Agreement") from Titan Corporation ("Titan") to a patent (the "Licensed Patent") jointly held by Titan and a third party. This License Agreement restricts Wave from metering information produced and used solely by a government entity or producing products that meter this information. In addition, the License
Agreement is subject to the rights of the joint owner of the Licensed Patent, who has the right to exploit, or to license to third parties, the Licensed Patent, including in a manner competitive with the Company. There can be no assurance that the joint owner of the Licensed Patent will not compete with the Company or license the Licensed Patent to a competitor of the Company, or that the Company's business will not exceed the scope of the License Agreement. Pursuant to the License Agreement, the Company is obligated to pay certain royalties to Titan. Pursuant to the License Agreement, the Company has granted to Titan the exclusive right to use the Company's patents for products distributed to government entities. On February 28, 1997 the Company and Titan executed an addendum to the License Agreement whereby the Company received a sole license to the Licensed Patent to develop and distribute products to the in-home consumer microcomputer market segment. Under this addendum to the License Agreement, Titan waived any and all defaults by Wave under the License Agreement occurring prior to February 28, 1997.

     The Company is aware of four United States patents (the "Third Party Patents") each having some claims that are similar to some of the claims in the Licensed Patent. Based upon information currently known to the Company, some of the claims of both the Licensed Patent and the Third Party Patents cover certain material aspects of the Company's technology. Therefore, the commercialization of the Company's technology would be subject to the rights of the holder of the Third Party Patents unless the Company is able to invalidate or license such claims. Also, the holder of the Third Party Patents or a licensee of the Third Party Patents could seek to invalidate such claims of the Licensed Patent and therefore be able to commercialize a technology similar to the Company's technology. In either case, in order to invalidate the other party's patent rights, the party claiming invalidity might need to prove that it invented the claimed subject matter prior to the other party. There can be no assurance that the Company would be successful in invalidating such claims of the Third Party Patents or that the holder of the Third Party Patents or a licensee of the Third Party Patents would not be successful in invalidating such claims of the Licensed Patent. There also can be no assurance that the Third Party Patents could be proven to be invalid on any other basis. Any proceeding involving the validity of the Licensed Patent and the Third Party Patents would be protracted and costly. In any suit contesting the validity of a patent, the patent being contested would be entitled to a presumption of validity and the contesting party would be required to demonstrate invalidity of such patent by clear and convincing evidence.

     If the Third Party Patents are not invalid insofar as their claims relate to the Company's technology, then the Company would require a license from the holder of the Third Party Patents to commercialize its technology and make, use, or sell products or practice methods, or license others to sell products or use methods, utilizing the technology in the United States. Due to the uncertainty as to whether the Third Party Patents could be proved to be invalid, the Company has engaged in preliminary negotiations with the holder of the Third Party Patents to obtain a license under the Third Party Patents. The negotiations have so far not produced any agreement and there can be no assurance that a license will be obtainable on acceptable terms, if at all. The inability to obtain a license, if needed, on commercially reasonable terms would have a material adverse effect on the Company's business and its future operations.

     The Company has acquired patent rights to the metered use of encrypted serial data streams under a United States patent and a corresponding patent application in the European Patent Office (together, the "Wave Patents"), which are material to protecting certain of the Company's technology. The Company's rights to the Wave Patent derive from a license, amended and restated in February 1994, from Mr. Peter J. Sprague, Chairman and Chief Executive Officer of the Company, of his rights in the Wave Patents (the "Amended License Agreement"), and several agreements with former officers of the Company regarding their rights in the Wave Patents. The Amended License Agreement provides for royalty payments to be made to Mr. Peter J. Sprague and Mr. John R. Michener, a former officer of the Company, in the aggregate amount of two percent of gross revenues less certain adjustments as defined in the Amended License Agreement. The royalty payment is to be apportioned 75 percent to Mr. Peter J. Sprague and 25 percent to Mr. John R. Michener. Payment of royalties is secured by a security interest in and to the Wave Patents. The Company believes that the agreements as a whole provide it with exclusive rights under the Wave Patents. There can be no assurance that the Company will enjoy exclusive rights to the Wave Patents under such agreements.

     On January 26, 1996, the Company received notice from E-Data Corporation (formerly Interactive Gift Express, Inc.), claiming that the Company's practice of its technology infringes U.S. and foreign patents owned by E-Data Corporation, and offering to license such patents to the Company. The Company is currently obtaining information needed to investigate the merits of this claim. The Company believes that there is a viable argument for non-infringement. The patents owned by E-Data Corporation are currently being litigated by third parties. The Company is not involved in these proceedings.

     The Company relies on trade secrets and proprietary know-how, which it protects, in part, by confidentiality agreements with its employees and contract partners. However, there can be no assurance that the Company's confidentiality agreements will not be breached or that the Company would have adequate remedies for any breach. There can be no assurance that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

     The Company also relies on copyright to prevent the unauthorized duplication of its software and hardware products. The Company has and will continue to protect its software and its copyright interest therein through agreements with its consultants. The Company also plans to seek protection for its semiconductor integrated circuit designs under mask work laws. Existing copyright and mask work laws afford only limited protection, particularly in certain jurisdictions outside the United States where the Company may seek to market its products and services. There can be no assurance that the copyright laws or mask work laws will adequately protect the Company's technology.

     The Company has registered trademark and service mark registrations with the United States Patent and Trademark Office for the marks WaveMeter(R) and WaveNet(R) and intends to apply for additional name and logo marks in the United States and foreign jurisdictions as appropriate. No assurance can be given that federal registration of any of these trademarks in the United States will be granted. The Company has abandoned its prior applications for DataWave, InfoWave, and WaveTrac.


Conflicts of Interest

     The Company's Board of Directors includes, and is expected to continue to include, representatives of the Company's strategic partners. It is possible that the corporations represented by such directors may be in direct or indirect competition with the Company or among themselves, including competition with respect to certain business strategies and transactions that the Company may propose to undertake. Although the affected directors may abstain from voting on matters in which the interests of the Company and the corporations they represent are in conflict, the presence of potential or actual conflicts could affect the process or outcome of Board deliberations and no policies, procedures or practices have been adopted by the Company to reduce or avoid such conflicts. There can be no assurance that such conflicts of interest will not materially adversely affect the Company.


Voting Rights; Control by Existing Stockholders

     The Company's Common Stock is divided into two classes with different voting rights, which allows for the maintenance of control of the Company by the holders of the Class B Common Stock. Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. Holders of Class B Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, except that holders of Class B Common Stock will have five votes per share in cases where one or more directors are nominated for election by persons other than the Company's Board of Directors and where there is a vote on any merger, consolidation or other similar transaction which is not recommended by the Company's Board of Directors. In addition, holders of the Class B Common Stock will have five votes per share on all matters submitted to a vote of the stockholders in the event that any person or group of persons acquires beneficial ownership of 20% or more of the outstanding voting securities of the Company. Both classes vote together as a single class on all matters, except where class voting is required by the Delaware General Corporation Law ("DGCL"), which would apply, among other situations, to a vote on any proposal to modify the voting rights of the Class B Common Stock. Upon conversion of the Series D Preferred Stock and upon the exercise of the warrants, the Company's executive officers and directors and entities affiliated with them will have approximately 15% of the combined voting power of the outstanding capital stock (36% in those circumstances where holders of Class B Common Stock have five votes per share).

     The disproportionate voting rights of Class A Common Stock relative to the Class B Common Stock could have an adverse effect on the market price of the Class A Common Stock. Such disproportionate voting rights may make the Company a less attractive target for a takeover than it otherwise might be, or render more difficult or discourage a merger proposal, a tender offer or a proxy contest, even if such actions were favored by a majority of the holders of the Class A Common Stock.


Anti-takeover Provisions

     In addition to the voting rights granted to the holders of Class B Common Stock, certain provisions of the Company's Restated Certificate of Incorporation and Bylaws, as well as the ability of the Board of Directors to issue shares of preferred stock without further vote or action by the stockholders, may have the effect of delaying, deferring or preventing a change in control of the Company. In addition, Section 203 of the DGCL restricts certain business combinations with any "interested stockholder" as defined in such law. This statute may delay, defer, or prevent a change in control of the Company.


Volatility of Stock Price

     Factors such as announcements of the introduction of new products by the Company or its competitors, market conditions in the technology and emerging growth company sectors and rumors relating to the Company or its competitors may have a significant impact on the market price of the Class A Common Stock. In addition, the stocks of many technology companies have experienced extreme price and volume fluctuations which reflect market conditions for technology and emerging growth stocks generally and have often been unrelated to the operating performance of specific companies. These market fluctuations may adversely affect the price of the Class A Common Stock.


Absence of Dividends

     The Company has never declared or paid any cash dividends and does not anticipate paying dividends on its Common Stock for the foreseeable future.




                                    BUSINESS

Introduction

     Wave Systems Corp. ("Wave" or the "Company") is in transition from a company focused principally on research and development of new technology to a company focused on the commercialization of its technology through licensing and product sales. Since its inception in February of 1988, the Company has devoted substantially all of its efforts and resources to research, feasibility studies, design, development, and market testing of a system that meters the usage of electronic content (the "Wave System"). Electronic content refers to any data, graphic, software, video or audio sequence that can be digitally transmitted. Concurrent with its research and development activities, the Company has devoted increased resources to market research, market development and other related activities.

     The Company believes that the market for electronic content is unnecessarily burdened by inflexible pricing, insecure delivery systems, and limited information on content usage. For electronic content delivered by subscription, the customer is generally required to pay up front for access to all of the content, although actual usage may be for only a small portion of the content. Distribution systems currently in use that permit consumers to purchase electronic content on a pay-per-use basis are inefficient, not secure, and costly. In the case of "on-line" delivery systems, the customer's price for electronic content generally reflects the operating costs of the on-line distribution system and also includes on-line "connect time." Existing distribution systems provide limited data pertaining to usage patterns.

     The Company believes that the Wave System can fundamentally change how electronic content is consumed by providing more efficient and flexible pricing, greater protection against unauthorized usage, and secure, low-cost, and accurate data on the usage of the electronic content. The currently operational Wave System enables the merchandising of electronic content at the point of purchase, increasing the probability that consumers will sample and consume the electronic content that they want. The Wave System accurately and securely records information pertaining to the usage of the electronic content. This facilitates the payment of royalties to content owners and the customized distribution of content to customers. The Company is currently attempting to incorporate persistent encryption technology for executable electronic content into the Wave System. This would permit consumers to rent or rent-to-own executable electronic content through the Wave System. There can be no assurance that persistent software encryption technology will be successfully incorporated into the Wave System.

     The Wave System consists of many uniquely identified distributed processors (the "WaveMeter"). These devices decrypt content on demand from end users. The WaveMeter is a proprietary application-specific integrated circuit, mounted on a printed circuit board, or used as an add-in device in a stand-alone PC. The WaveMeter allows transactions to occur without the expense of a real-time network connection for every transaction. The WaveMeter securely stores electronic funds and information about the usage of electronic content (who, what, when, where, how much) to be securely transmitted to a central transaction processing center ("WaveNet"). WaveNet manages encryption and decryption keys, processes credit and usage charges, automatically obtains credit authorization, calculates royalty distributions, and can provide user and usage data to electronic content owners. The Wave System is compatible with existing electronic content delivery systems such as CD-ROM and the Internet.

     The Company has made the Wave System compatible with the distribution of electronic content on the Internet. In 1996 the Company developed a production software version of the WaveMeter that offers a subset of the features of the hardware version of the WaveMeter and has been implemented as part of the Company's Internet commerce server (the "WaveMeter server"). The WaveMeter server supports a publishing service called WINPublish and a purchasing function called WINPurchase. Through WINPublish, an electronic content owner can sell encrypted content from its site on the Web to purchasers using the WINPurchase function.

     The Company's strategy is to achieve broad market acceptance of the Wave System as a standard platform for commerce in electronic content. To achieve this goal the Company pursues strategic relationships with hardware manufacturers and companies involved in electronic content commerce, and promotes the use of the Wave System by electronic content owners, particularly among developers and distributors of entertainment and educational software. The compatibility with the Web provides the foundation for the broad acceptance of the Wave System. The Company views the acceptance by developers, distributors and consumers of entertainment and educational software as an important factor in the development of a broad installed base of WaveMeters. The Company further believes that once there is a broad installed base of WaveMeters, electronic content owners from other market segments are likely to be attracted to the Wave System.

     The Company was incorporated in Delaware under the name Indata Corp. on August 12, 1988. The Company changed its name to Cryptologics International, Inc. on December 4, 1989. The Company further changed its name to Wave Systems Corp. on January 22, 1993. The Company's principal executive offices are located at 480 Pleasant Street, Lee, Massachusetts 01238 and the telephone number of the Company is (413) 243-1600.

     The Company is a development stage company and has realized minimal operating revenues since its inception. At March 31, 1997, the Company had an accumulated deficit of approximately $34,004,929. There can be no assurance that the Company will be successful in achieving commercial acceptance of the Wave System.


The Wave System

     The Wave System is designed to create new revenue streams for owners of electronic content by improving upon existing distribution systems for electronic content. Using existing distribution systems such as CD-ROM and the Internet, electronic content owners distribute their products to customers in segmented and encrypted ("Wave-enabled") form so it can be offered for sale through the Wave System. Customers are then able to purchase and decrypt the electronic content on an as-needed basis. The Company believes that the Wave System allows electronic content owners to deliver their products to a larger market because the efficient and secure metering technology facilitates greater flexibility in content distribution and pricing. The Company believes that greater flexibility in electronic distribution and pricing makes the Wave System particularly attractive to developers, distributors and consumers of entertainment and educational software.

     The Wave System consists of the WaveMeter, a subsystem that records and communicates the usage of electronic content, and WaveNet, a central transaction processing network. The WaveMeter controls and monitors the customer's access to encrypted electronic information and software. Because the Wave System uses asynchronous communication, it is well suited to low-cost processing of micro, rental and rent-to-own transactions. The Company is currently attempting to incorporate the rental and rent-to-own functionality into the Wave System. Transactions are executed locally against a source of funds stored in the WaveMeter. The WaveMeter retains pricing and tax information, downloaded from WaveNet, for use in the execution of these transactions. Transactions are securely stored in the usage log of the WaveMeter for eventual reporting to WaveNet. The WaveMeters and WaveNet communicate using Wave's proprietary secure communications protocol.

     WaveNet is composed of the WaveNet Transaction Processing System ("TXP") and the WaveNet Information Clearing House ("ICH"). TXP acts as the principal interface with the WaveMeter and accumulates data pertaining to the consumer's usage. ICH provides interfaces to the Wave System for partners, such as third-party distributors of WaveMeters and electronic content owners. It contains the WaveNet security server, which manages all the encryption and decryption keys. ICH also does all the back-end processing of usage information from the WaveMeter, calculating royalties, producing billing services, and ensuring that all content owners are properly compensated. WaveNet is presently in operation.

     The WaveMeter is installed into the customer's stand-alone PC. It is based on a semiconductor device that uses proprietary integrated circuit technology to store decryption keys, credit information, and usage data. Presently, the WaveMeter is packaged on a half-size ISA board with a battery and a clock and can be installed in the ISA slot of a PC. In 1996 the Company also developed a production software version of the WaveMeter which has been implemented as a component of the WaveMeter server. The WaveMeter server is currently used to facilitate WINPublish and WINPurchase transactions on the Web. The use of the software version of the WaveMeter is compatible with the use of the hardware version of the WaveMeter.

     The Company believes that the hardware version of the WaveMeter is the most secure form of metering technology available today. Tampering with the WaveMeter is easily detected by both the WaveMeter and WaveNet. The keys are loaded at the time of manufacture and are unique and specific to each WaveMeter. Every piece of electronic content is protected using a unique key. The value of breaking an individual WaveMeter to ascertain the keys is low since the keys have no system-wide use.

     Wave supplies the tools that developers need to build and successfully supply applications to end users. Electronic content must be Wave-enabled to be available to end users on the Wave System. A data preparation tool kit structures data packages, which are individual elements of electronic content that are uniquely identified, encrypted, priced and formatted to use within the Wave System. Once Wave-enabled, each data package can be delivered to the end user in many electronic forms. Currently, the two primary mechanisms of delivery of electronic content to the end user are the Internet and CD-ROM. The Wave System, however, will work with point-to-multi-point data broadcasting via satellite or FM sideband, magnetic media, cable modem, DVD and broadband.


Markets and Business Strategy

     The Company's long-term strategy is to achieve broad market acceptance of the Wave System as a platform for commerce in electronic content. To achieve this goal the Company pursues strategic relationships with hardware manufacturers and companies involved in the development of commerce in electronic content. In addition, the Company believes that, since the Wave System permits greater flexibility in pricing and distribution of electronic content, it is particularly well-suited for merchandising entertainment and educational software. Therefore the Company is vigorously targeting this market segment as a means of rapidly achieving the broad installed base of WaveMeters and acceptance of the Wave System. The Company believes that once there is a broad installed base of WaveMeters, electronic content owners from other market segments are likely to be attracted to the Wave System.

     The Company has focused on forming agreements with strategic partners that will help the Company promote the broad-based acceptance of the Wave System as a platform for commerce in electronic content. Wave is currently in discussion with major original equipment manufacturers regarding the incorporation of the WaveMeter into their products. In addition, Wave recently announced a development contract with ILAW, a legal consulting firm, to apply the Wave System functionality to document and information control for the legal market.

     Wave has also focused on pursuing strategic relationships with companies seeking to distribute electronic content via the Internet. The compatibility of the Wave System with the Web has provided the Company with a product that has already attracted the attention of leaders in the development of electronic commerce solutions and particularly commerce in electronic content. Wave has executed a letter of intent with EarthLink Network, Inc. to jointly promote the Wave System. Wave has also entered into a letter of intent with IBM to work on the interoperability between the WaveMeter and Cryptolopes(R), a document security system technology built by IBM infoMarket(R) Service. Wave will continue to focus on developing other strategic relationships to achieve the broad acceptance of the Wave System as a platform for electronic commerce.

     As part of Wave's goal to achieve broad acceptance of the Wave System as a platform for commerce in electronic content, the Company has made the Wave System available to users of the Web through the WaveMeter server. The WaveMeter server currently supports both WINPublish, a publishing service, and WINPurchase, the purchasing component. WINPublish provides an easy-to-use system so that anyone can publish electronic content on a Web site and offer it for sale. Since its inception, WINPublish has registered over 400 publishers. WINPurchase permits consumers to purchase electronic content that has been published through WINPublish. WINPublish and WINPurchase transactions may be executed using the WaveMeter server without the need to install a WaveMeter at the consumer's site. WINPublish and WINPurchase, however, are fully compatible with the use of the hardware version of the WaveMeter. The operation of the WaveMeter server demonstrates the viability of the Wave System and therefore enhances the ability of Wave to market the Wave System to the leading electronic content distributors on the Web by offering them a standard platform for commerce in electronic content that is designed to be compatible with the Internet, CD-ROM and developing distribution media such as broadband.

     Wave has focused on promoting the acceptance of the Wave System by electronic content owners. The initial target market is entertainment and educational software developers and distributors. Wave believes that if it is able to incorporate the rental or rent-to-own functionality into the Wave System, that the Wave System will provide the home consumer with a new way of acquiring interactive content and can offer electronic content developers and distributors benefits similar to those provided by video rental in the film industry. The Company has invested heavily in developing relationships with major entertainment and educational software providers and approximately 20 of such companies have executed content provider agreements and have expressed their intention to distribute titles using the Wave System. No assurance can be given that any or all of these companies will be successful in developing or marketing products that apply the Wave System technology or that are Wave-enabled.


Competition

     The Company operates in a highly competitive and fragmented environment that is characterized by rapidly evolving technology. Many of the Company's competitors and potential competitors have substantially greater financial and technical resources than the Company. Also, many current and potential competitors have greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share or product acceptance to the Company's detriment. The Wave System competes with conventional information delivery systems, such as on-line services, subscription services on CD-ROM, and services on the Internet. However, the Company believes that its metering capability is competitive with other electronic content delivery systems in a number of applications due to its superior protection against unauthorized usage, accurate and detailed information on content usage, and transparent operation. Further, provided that the Company is successful in incorporating the rental and rent-to-own functionality into the Wave System, the Company believes that it will be competitive with existing distribution systems, including traditional retail outlets for entertainment and educational software, due to its ability to offer these innovative merchandising mechanisms.

     The Company is aware of other metering systems which compete directly with Wave, and other current and evolving technologies that provide some of the functionality of the Wave System. There are other companies that have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products in the field of electronic content distribution. Some of those technologies may have an entirely different approach or means of accomplishing the desired effects of the products being developed by the Company. There can be no assurance that either existing or new competitors will not develop products that are superior to or that otherwise achieve greater market acceptance than the Company's products.

     The Wave System is subject to competition from producers of hardware-based controllers such as dongles and software unlocking systems. The Company will compete with well-established producers of dongle-based software unlocking systems such as Rainbow Technologies, Inc. The Company also competes with developers of software unlocking systems such as Portland Software. The Company believes that the Wave System is superior to existing hardware-based and software unlocking systems in several ways. These systems control the use of electronic content but are very limited in their ability to measure and record usage information. The Company believes that the Wave System offers superior protection from unauthorized usage, low operating costs (because it does not require constant communication with and authorization from a centralized processor), and fast operation that is convenient and essentially transparent to the end user. Both hardware controllers and software unlocking systems offer only part of the functionality of the Wave System. Distinct from the existing software unlocking systems, WaveNet provides centralized back-office support to owners of electronic content.

     Many  large   information   industry  players  are  forming  alliances  and
attempting to capitalize on the information delivery options offered by the Internet. In electronic content delivery via the Internet, the Wave System competes with electronic commerce payment technologies developed and offered by IBM infoMarket(R) Service, Broadvision Inc., Connect, Inc., CyberCash, Inc., DigiCash and Open Market, Inc. However, the Company believes that many of the electronic commerce payment technologies may be used as acceptable currency through the Wave System and may be complementary to, rather than competitive with, the Wave System. The Company is also aware of other companies, such as TestDrive Corporation, Release Software Corporation and IBM Cryptolopes(R), that provide electronic content encryption functionality for transmission of electronic content over the Internet. The Company believes that the Wave System is superior to currently available electronic content encryption technologies due to the high level of security and usage reporting capabilities of the WaveMeter.

     The Company believes that the interoperability of the Wave System with currently available and developing distribution media makes the Wave System attractive to both distributors and consumers of electronic content. A consumer with an installed WaveMeter will be able to purchase Wave-enabled content from sources on CD-ROM and/or the Internet, as well as from sources distributing electronic content on other developing media such as broadband. In addition, with the incorporation of the rental and rent-to-own functionality, the Wave System will offer greater merchandising flexibility than is possible using currently available electronic commerce solutions. There can be no assurance that the Wave System will achieve the broad-based acceptance necessary to make the system a viable competitor with currently existing and developing electronic commerce solutions.


International Market

     The Company's technologies are controlled under various United States export control laws and regulations and will require export licenses for certain exports outside of the United States and Canada. The Company has received export licenses from the U.S. Department of Commerce for the sale and export of the Company's decrypt-only products. The Company is currently preparing to file for additional licenses under the provisions of the 1996 Executive Order allowing export of encryption systems providing key escrow capability. There can be no assurance that such export license will be obtained. There can be no assurance that the Company will have patent protection or that it will not infringe patents of third parties in foreign jurisdictions. Because electronic monitoring and the transmission of audited usage and financial information on end users or payment instructions may be subject to varying statutory or regulatory controls in foreign jurisdictions, there can be no assurance that the use of all portions of the Wave System will be permitted in any particular foreign jurisdiction.


Proprietary Rights and Licenses and Intellectual Property

     The Company's success depends, in part, on its ability to enjoy or obtain protection for its products and technologies under United States and foreign patent laws, copyright laws and other intellectual property laws, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. There can be no assurance that any issued patent owned or licensed by the Company affords adequate protection to the Company or will not be challenged, invalidated, infringed or circumvented. Furthermore, there can be no assurance that the Company's activities will not infringe patents owned by others.

     In addition, the Company may be required to obtain licenses to patents or other proprietary rights of third parties. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company is required to and does not obtain such licenses it would be prevented from, or encounter delays in the development and marketing of, its products and technologies while it attempted to design around such patents or other rights and there can be no assurance that such attempts would be successful. Failure to obtain such licenses or to design around such patents or other rights would have a material adverse effect on the Company.

     The Company holds non-exclusive patent rights relating to the metered use of encrypted data in local memory under a limited license (the "License Agreement") from Titan Corporation ("Titan") to a patent (the "Licensed Patent") jointly held by Titan and a third party. This License Agreement restricts Wave from metering information produced and used solely by a government entity or producing products that meter this information. In addition, the License
Agreement is subject to the rights of the joint owner of the Licensed Patent, who has the right to exploit, or to license to third parties, the Licensed Patent, including in a manner competitive with the Company. There can be no assurance that the joint owner of the Licensed Patent will not compete with the Company or license the Licensed Patent to a competitor of the Company, or that the Company's business will not exceed the scope of the License Agreement. Pursuant to the License Agreement, the Company is obligated to pay certain royalties to Titan. Pursuant to the License Agreement, the Company has granted to Titan the exclusive right to use the Company's patents for products distributed to government entities. On February 28, 1997 the Company and Titan executed an addendum to the License Agreement whereby the Company received a sole license to the Licensed Patent to develop and distribute products to the in-home consumer microcomputer market segment. Under this addendum to the License Agreement, Titan waived any and all defaults by Wave under the License Agreement occurring prior to February 28, 1997.

     The Company is aware of four United States patents (the "Third Party Patents") each having some claims that are similar to some of the claims in the Licensed Patent. Based upon information currently known to the Company, some of the claims of both the Licensed Patent and the Third Party Patents cover certain material aspects of the Company's technology. Therefore, the commercialization of the Company's technology would be subject to the rights of the holder of the Third Party Patents unless the Company is able to invalidate or license such claims. Also, the holder of the Third Party Patents or a licensee of the Third Party Patents could seek to invalidate such claims of the Licensed Patent and therefore be able to commercialize a technology similar to the Company's technology. In either case, in order to invalidate the other party's patent rights, the party claiming invalidity might need to prove that it invented the claimed subject matter prior to the other party. There can be no assurance that the Company would be successful in invalidating such claims of the Third Party Patents or that the holder of the Third Party Patents or a licensee of the Third Party Patents would not be successful in invalidating such claims of the Licensed Patent. There also can be no assurance that the Third Party Patents could be proven to be invalid on any other basis. Any proceeding involving the validity of the Licensed Patent and the Third Party Patents would be protracted and costly. In any suit contesting the validity of a patent, the patent being contested would be entitled to a presumption of validity and the contesting party would be required to demonstrate invalidity of such patent by clear and convincing evidence.

     If the Third Party Patents are not invalid insofar as their claims relate to the Company's technology, then the Company would require a license from the holder of the Third Party Patents to commercialize its technology and make, use, or sell products or practice methods, or license others to sell products or use methods, utilizing the technology in the United States. Due to the uncertainty as to whether the Third Party Patents could be proved to be invalid, the Company has engaged in preliminary negotiations with the holder of the Third Party Patents to obtain a license under the Third Party Patents. The negotiations have so far not produced any agreement and there can be no assurance that a license will be obtainable on acceptable terms, if at all. The inability to obtain a license, if needed, on commercially reasonable terms would have a material adverse effect on the Company's business and its future operations.

     The Company has acquired patent rights to the metered use of encrypted serial data streams under a United States patent and a corresponding patent application in the European Patent Office (together, the "Wave Patents"), which are material to protecting certain of the Company's technology. The Company's rights to the Wave Patent derive from a license, amended and restated in February 1994, from Mr. Peter J. Sprague, Chairman and Chief Executive Officer of the Company, of his rights in the Wave Patents (the "Amended License Agreement"), and several agreements with former officers of the Company regarding their rights in the Wave Patents. The Amended License Agreement provides for royalty payments to be made to Mr. Peter J. Sprague and Mr. John R. Michener, a former officer of the Company, in the aggregate amount of two percent of gross revenues less certain adjustments as defined in the Amended License Agreement. The royalty payment is to be apportioned 75 percent to Mr. Peter J. Sprague and 25 percent to Mr. John R. Michener. Payment of royalties is secured by a security interest in and to the Wave Patents. The Company believes that the agreements as a whole provide it with exclusive rights under the Wave Patents. There can be no assurance that the Company will enjoy exclusive rights to the Wave Patents under such agreements.

     On January 26, 1996, the Company received notice from E-Data Corporation (formerly Interactive Gift Express, Inc.), claiming that the Company's practice of its technology infringes U.S. and foreign patents owned by E-Data Corporation, and offering to license such patents to the Company. The Company is currently obtaining information needed to investigate the merits of this claim. The Company believes that there is a viable argument for non-infringement. The patents owned by E-Data Corporation are currently being litigated by third parties. The Company is not involved in these proceedings.

     The Company relies on trade secrets and proprietary know-how, which it protects, in part, by confidentiality agreements with its employees and contract partners. However, there can be no assurance that the Company's confidentiality agreements will not be breached or that the Company would have adequate remedies for any breach. There can be no assurance that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

     The Company also relies on copyright to prevent the unauthorized duplication of its software and hardware products. The Company has and will continue to protect its software and its copyright interest therein through agreements with its consultants. The Company also plans to seek protection for its semiconductor integrated circuit designs under mask work laws. Existing copyright and mask work laws afford only limited protection, particularly in certain jurisdictions outside the United States where the Company may seek to market its products and services. There can be no assurance that the copyright laws or mask work laws will adequately protect the Company's technology.

     The Company has registered trademark and service mark registrations with the United States Patent and Trademark Office for the marks WaveMeter(R) and WaveNet(R) and intends to apply for additional name and logo marks in the United States and foreign jurisdictions as appropriate. No assurance can be given that federal registration of any of these trademarks in the United States will be granted. The Company has abandoned its prior applications for DataWave, InfoWave, and WaveTrac.


Research and Development

     The Wave System incorporates semiconductor, encryption/decryption, software transaction processing and other technologies in which the Company has made a substantial investment in research and development. The Company expects that it will be required to continue to make substantial investments in the design of the WaveMeter, WaveNet and software interfaces. For the years ended December 31, 1996, 1995 and 1994, the Company expended $3,309,022, $3,324,735 and $1,761,366, respectively, on research and development activities (which amounts include the value of stock issued). From its inception in February 1988 through December 1996, the Company expended $12,599,686.

     The success of the Wave System depends to a large extent on the Company's ability to adapt the Wave System for use with various methods for the distribution of electronic content, the ability of the Wave technology to interface with various platform environments, and the ability of the Wave System to work in many application environments. The Company believes that a significant portion of its future research and development expenditures will be used to adapt the Wave System accordingly.

     The Company will also continue to expend a significant amount of resources on the development of new iterations of the WaveMeter. The Company believes that by providing various means of linking the WaveMeter to the customer's computer or network, the Company will be more likely to achieve broad acceptance of the Wave System. The Company is currently developing other forms of the WaveMeter to target other market needs.

     Wave is now focusing increased resources on developing the operational infrastructure of the Company. Greater emphasis is placed on developing internal production and fulfillment systems and marketing infrastructure to distribute WaveMeters. The Company will also increase the resources available to WaveNet to adapt to changing market requirements. The Company plans to expand WaveNet to handle more end users, to develop interfaces for new kinds of partners, to implement more sophisticated pricing methodologies and to add greater financial system flexibility.


Employees

     As of March 31, 1997, the Company employed 52 full-time employees, 27 of whom are involved in marketing and administration and 25 of whom are involved in research and development. The Company believes its employee relations are satisfactory.


Properties

     The Company leases a 9,433 square foot facility for its executive offices and to house the WaveNet installation, administration, and customer support operations in Lee, Massachusetts at a monthly rent of $3,025 with a monthly charge of $1,767 for common costs. The Lee, Massachusetts lease will expire during July 1998. The Company leases offices in New York, New York, at a monthly rent of $16,666.67. The lease is scheduled to expire in February 1998. The Company leases a 6,400 square foot facility in Princeton, New Jersey at a monthly base rent of $3,733 with a monthly payment for taxes, insurance and maintenance reimbursements and improvements which currently totals approximately $1,653 per month. This lease is scheduled to expire during January 2001. The Company's principal research and development activities are conducted at the Princeton facility. The Company leases a 2,730 square foot facility in San Jose, California for $5,050 per month. The San Jose, California lease will expire during January 1999.


Legal Proceedings

     On November 25, 1994, the Company commenced an action in the Supreme Court of the State of New York, New York County, captioned Wave Systems Corp. v. Infosafe Systems, Inc., Thomas H. Lipscomb and RAS Securities Corp. In this action, the Company alleges that defendants have used technology and business plans obtained from the Company by defendants Lipscomb or RAS in violation of confidentiality agreements, and seeks injunctive relief and damages. The Supreme Court denied defendants' motion to dismiss the complaint. The defendants have answered and counterclaimed for $20 million in compensatory damages alleging that, among other things, the Company has conducted a predatory campaign of tortious interference against Infosafe Systems, Inc.'s business and financial relationships, trademarks and employees. In September 1996, the Company moved for permission to discontinue with prejudice and without costs and to dismiss several of Infosafe Systems, Inc.'s counterclaims. In May 1997, the Supreme Court granted Wave's motion to discontinue its claims against Infosafe Systems, Inc. and dismissed two of Infosafe Systems, Inc.'s counterclaims.




                                 USE OF PROCEEDS

     The Selling Security Holders will receive all of the net proceeds from the Class A Common Stock sold pursuant to this Prospectus.


                            SELLING SECURITY HOLDERS


     The Selling Security Holders are (i) JNC Opportunity Fund Ltd. ("JNC"), the purchaser of the Series D Preferred Stock and 80,000 Placement Warrants (which are exercisable at $1.62 per share) in connection with the placement of the Series D Preferred Stock, (ii) Bill Corbett, who received 3,750 Placement Warrants in connection with the placement of the Series D Preferred Stock, (iii) Bradford Gillingham, who received 3,750 Placement Warrants in connection with the placement of the Series D Preferred Stock, (iv) Gary Shemano, who received 7,500 Placement Warrants in connection with the placement of the Series D
Preferred Stock, (v) The Shemano Group, Inc., who received 37,500 Series C Placement Warrants (which are exercisable at $2.54 per share) in connection with the placement of the Series C Preferred Stock, and (vi) Wharton Capital Partners, Ltd., who received 25,000 Placement Warrants in connection with the placement of the Series D Preferred Stock. Except as otherwise disclosed herein, none of the Selling Security Holders has had any position, office or other material relationship with the Company or its predecessors or affiliates within the past three years.


     The following table sets forth the names of the Selling Security Holders, the number of shares of Class A Common Stock beneficially owned by each of the Selling Security Holders, and the number of shares which may be offered for resale pursuant to this Prospectus. For the purpose of calculating the number of shares of Class A Common Stock beneficially owned by the holder of the Series D Preferred Stock, the number of shares of Class A Common Stock calculated to be issuable upon conversion is based on a conversion price of $1.35 per share (without taking into account shares issuable as dividends). The conversion price for the Series D Preferred Stock is the lower of (i) $1.35 per share, and (ii) 80% of the average closing bid price on the Nasdaq National Market of the Class A Common Stock for the five (5) trading days immediately preceding the date of conversion. Holders of the Series D Preferred Stock are entitled to receive quarterly dividends at a rate of 6% per annum, payable in cash or, subject to certain conditions, shares of Class A Common Stock. The actual number of shares issuable upon conversion of the Series D Preferred Stock and available for resale under this Prospectus could be materially greater based upon the market price of the Class A Common Stock at the time or times of conversion. The number of shares shown as being offered hereunder by the holder of the Series D Preferred Stock is the number of shares registered by the Registration Statement of which this Prospectus is a part with respect to shares issuable upon conversion of and as dividends on the Series D Preferred Stock, pursuant to the terms of the Registration Agreement.

     The information included below is based upon information provided by the Selling Security Holders. Because the Selling Security Holders may offer all, some or none of their shares, no definitive estimate as to the number of shares that will be held by the Selling Security Holders after such offering can be provided.


                                                      Number of Shares of Class A
                                                       Common Stock Beneficially       Number of Shares of
                                                      Owned Prior to the Offering      Class A Common Stock
         Selling Security Holder                                                          Being Offered
         -----------------------------------------    ---------------------------      --------------------
         JNC Opportunity Fund Ltd.................            2,691,112 (1)(4)              2,600,000 (3)

         Bill Corbett.............................                3,750 (2)                     3,750

         Bradford Gillingham......................                3,750 (2)                     3,750

         Gary Shemano.............................                7,500 (2)                     7,500

         The Shemano Group, Inc...................               37,500 (2)                    37,500

         Wharton Capital Partners, Ltd............               62,500 (2)                    25,000

               TOTAL................................          2,806,112                     2,677,500

________________

(1) Represents shares issuable upon a hypothetical conversion of 80,000 shares of Series D Preferred Stock, with a stated value of $1,600,000 acquired on May 30, 1997, 80,000 shares issuable upon exercise of warrants, and shares issuable upon a hypothetical conversion of 61,000 shares of Series C Preferred Stock, with a stated value of $1,220,000 acquired on December 27, 1996, and registered pursuant to a registration statement filed with the Commission on January 17, 1997, which was amended on March 7, 1997 and March 21, 1997 (the "January Registration Statement").

(2) Represents shares issuable upon exercise of warrants. 37,500 shares of Class A Common Stock issuable upon the exercise of a warrant issued to Wharton Capital Partners, Ltd. in connection with the placement of the Series C Preferred Stock were registered pursuant to the January Registration Statement.

(3) The number of shares of Class A Common Stock registered pursuant to the registration statement of which this Prospectus is a part and the number of shares of Class A Common Stock offered hereby have been determined by agreement between the Company and JNC. Because the number of shares of Class A Common Stock that will ultimately be issued to JNC upon conversion of the Series D Preferred Stock is dependent upon the conversion formula described above, such number of shares (and therefore the number of shares of Class A Common Stock offered hereby) cannot be determined at this time.

(4) JNC has contractually agreed not to use its conversion rights with respect to the Series C Preferred Stock and the Series D Preferred Stock to obtain in excess of 4.9% of the total outstanding shares of Class A Common Stock.


                              PLAN OF DISTRIBUTION

     The shares of Class A Common Stock offered hereby may be offered for resale by the Selling Security Holders (or their donees, transferees or successors in interest) from time to time in transactions for their own account (which may include block transactions) on any national securities exchange or quotation service on which the Class A Common Stock may be listed or quoted at the time of sale, in the over-the-counter market, in transactions otherwise than on such exchanges (including privately negotiated transactions) or in the over-the-counter market, through the writing of options, or a combination of such methods of sale, at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Security Holders may effect such transactions by selling the shares of Class A Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). From time to time the Selling Security Holder may engage in short sales, including short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Class A Common Stock in connection therewith. Further, except as set forth herein, the Selling Security Holders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time, which may have a depressive effect on the market price of the Company's Class A Common Stock. The Selling Security Holders may also pledge shares of Class A Common Stock as collateral for margin accounts, and such shares could be resold pursuant to the terms of such accounts. The Selling Security Holders and any dealers or agents participating in the distribution of the Class A Common Stock may be deemed to be "underwriters" as defined in the Securities Act and any profit on the sale of the Class A Common Stock by them and any discounts, commissions or concessions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The Company will not receive any proceeds of the sales of the Class A Common Stock by the Selling Security Holders.

     To comply with the securities laws of certain jurisdictions, if applicable, the Class A Common Stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Class A Common Stock may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Class A Common Stock may not simultaneously engage in market-making activities with respect to such securities for a period of two to nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, each Selling Security Holder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the securities by the Selling Security Holders or any such other person. All of the foregoing may affect the marketability of the Class A Common Stock and the brokers' and dealers' ability to engage in market-making activities with respect to these securities.

     Pursuant to the Registration Agreement, all expenses of the registration of the Class A Common Stock will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Security Holders will pay all underwriting discounts and selling commissions, if any. The Selling Security Holders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Security Holders against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.


                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for the Company by Curtis, Mallet-Prevost, Colt & Mosle, New York, New York.


                                     EXPERTS

     The consolidated financial statements and schedule of Wave Systems Corp. and Subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, and for the period from February 12, 1988 (inception) to December 31, 1996 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1996 consolidated financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations since inception raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and schedule do not include any adjustments that might result from the outcome of that uncertainty.




                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses to be paid by the Company in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Commission registration fee and the Nasdaq additional shares listing fee.


       Commission registration fee...................     $      1,129
       Nasdaq additional listing fee.................           17,500
       Legal fees and expenses.......................           20,000
       Accounting fees and expenses..................           10,000
       Printing and engraving expenses...............            1,000
       Miscellaneous expenses........................              371

          Total......................................       $   50,000


Item 15.  Indemnification of Director and Officers.

     In accordance with Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), the Restated Certificate of Incorporation of the Company contains a provision to limit the personal liability of the directors of the Company for violations of their fiduciary duties. This provision eliminates each director's liability to the Company or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. Also, there may be certain liabilities, such as those under the federal securities laws or other state or federal laws, which a court may hold are unaffected by the Restated Certificate of Incorporation.

     The Restated Certificate of Incorporation also provides that if the DGCL is amended to further eliminate or limit the liability of directors, then the liability of a director of the Company shall be so eliminated or limited, without further stockholder action, to the fullest extent permissible under the DGCL as so amended.

     Section 145 of the DGCL provides that a corporation may indemnify any person, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred. The Bylaws of the Company provide for indemnification of the officers and directors to the fullest extent permitted by the DGCL. In addition, the Company maintains officers' and directors' liability insurance which insures against liabilities that officers and directors of the Company may incur in such capacities.


Item 16.  Exhibits.


Exhibit No.                    Description of Exhibit
-----------                    ----------------------

   4.1 Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form S-1, File No. 33-75286)

   4.2              Bylaws of  Registrant (incorporated  by reference to Exhibit
                    3.2 of the Registrant's Registration Statement on Form S-1, File No. 33-75286)

   4.3 Form of Stock Certificate of Class A Common Stock (incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-1, Registration No. 33-75286)

   4.4 Certificate of Designation of Series D Convertible Preferred Stock of Wave Systems Corp. as filed with the Delaware Secretary of State on May 30, 1997 (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed on June 3, 1997, File No. 0-24752)

   4.5              Purchase  Agreement  between  Wave  Systems  Corp.  and  JNC
                    Opportunity Fund Ltd., dated as of May 30, 1997 (incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K filed on June 3, 1997, File No. 0-24752)

   4.6              Registration  Rights  Agreement  between  Wave Systems Corp.
                    and JNC Opportunity Fund Ltd., dated as of May 30, 1997 (incorporated by reference to Exhibit 4.2 of the Registrant's Current Report on Form 8-K filed on June 3, 1997, File No. 0-24752)


   5.1              Opinion of Curtis, Mallet-Prevost, Colt & Mosle

  23.1 Consent of Curtis, Mallet-Prevost, Colt & Mosle (included as part of Exhibit 5.1 hereto)


  23.2              Consent of KPMG Peat Marwick LLP

  24.1              Power of Attorney (included on signature pages)
________________






Item 17.  Undertakings.

          The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.





                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 15th day of June, 1997.


                                           Wave Systems Corp.
                                           By:       /s/ Peter J. Sprague
                                              ---------------------------------
                                           Name:  Peter J. Sprague
                                           Title:  Chairman and Chief Executive
                                                   Officer




                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter J. Sprague, Steven Sprague and Gail
S. Titus and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      Signature                             Title                     Date
      ---------                             -----                     ----

 /s/ Peter J. Sprague           Chairman and Chief Executive       June 15, 1997
------------------------      Officer (Chief Executive Officer
    Peter J. Sprague          and Principal Financial Officer)


 /s/ Steven Sprague        President and Chief Operating Officer   June 15, 1997
------------------------
    Steven Sprague


  /s/ Gail S. Titus                       Controller               June 15, 1997
------------------------
    Gail S. Titus



------------------------                   Director                June 15, 1997
  John E. Bagalay, Jr.


                                           Director                June 15, 1997
------------------------
    Philippe Bertin


                                           Director                June 15, 1997
------------------------
     George Gilder


                                           Director                June 15, 1997
------------------------
John E. McConnaughy, Jr.


                                           Director                June 15, 1997
------------------------
     Gene W. Ray




--------------------------------------------------------------------------------
                                INDEX TO EXHIBITS
--------------------------------------------------------------------------------




Exhibit No.                 Description of Exhibit
-----------                 ----------------------

     4.1 Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form S-1, File No. 33-75286)

     4.2 Bylaws of Registrant (incorporated by reference to Exhibit 3.2 of the Registrant's Registration Statement on Form S-1, File No. 33-75286)

     4.3 Form of Stock Certificate of Class A Common Stock (incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-1, Registration No. 33-75286)

     4.4 Certificate of Designation of Series D Convertible Preferred Stock of Wave Systems Corp. as filed with the Delaware Secretary of State on May 30, 1997 (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed on June 3, 1997, File No. 0-24752)

     4.5 Purchase Agreement between Wave Systems Corp. and JNC Opportunity Fund Ltd., dated as of May 30, 1997 (incorporated by reference to Exhibit
          4.1 of the Registrant's Current Report on Form 8-K filed on June 3, 1997, File No. 0-24752)

     4.6 Registration Rights Agreement between Wave Systems Corp. and JNC Opportunity Fund Ltd., dated as of May 30, 1997 (incorporated by reference to Exhibit 4.2 of the Registrant's Current Report on Form 8-K filed on June 3, 1997, File No. 0-24752)

     5.1  Opinion of Curtis, Mallet-Prevost, Colt & Mosle

    23.1  Consent of Curtis,  Mallet-Prevost,  Colt & Mosle (included as part of
          Exhibit 5.1 hereto)

    23.2  Consent of KPMG Peat Marwick LLP

    24.1  Power of Attorney (included on signature pages)
_____________________